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          EXHIBIT
          NUMBER        DESCRIPTION

          21.1          Subsidiaries of the Company.

                        ALLEGHENY & WESTERN ENERGY CORPORATION

                                     SUBSIDIARIES


          1. Mountaineer Gas Company, a West Virginia corporation, formerly Columbia Gas Company of West Virginia.

          2.   Petro Services, Inc., a West Virginia corporation.

          3.   Gas Access Systems, Inc., a West Virginia corporation.

          4.   TEX-HEX, Corp., a Texas corporation.

          5.   A&W Exploration New Zealand Limited, a New Zealand
               Corporation.

          6. Mountaineer Gas Services, Inc., a West Virginia corporation, a wholly-owned subsidiary of Mountaineer Gas Company.